Exhibit 10.7

August 8, 2016

Allan Dicks

RE: Allan Dicks – Montrose Offer Letter

Dear Allan:

It is with great pleasure that I confirm our offer to join Montrose Services, LLC, a subsidiary of Montrose Environmental Group, Inc. (“Montrose” or “Company”), in the position of Chief Financial Officer, subject to the terms set forth herein. You will report to Vijay Manthripragada, Chief Executive Officer, and will be based out of Irvine, CA. Please carefully read the terms and conditions of this offer.

Compensation

Base Compensation: Your compensation will be $200,000 per annum (currently paid in bi-weekly installments, minus applicable taxes and deductions). This position is considered an exempt position for purposes of federal and state wage-hour law, which means that you will not be eligible for overtime pay. Your salary will be subject to periodic review and may be adjusted by the Company at its sole discretion from time to time. You are expected to be available at least forty (40) hours per week: however, you do not have a fixed weekly work period and, therefore you will need to adjust your hours to meet the needs of the business. Your salary is intended to compensate you for all hours worked.

Cash Bonus Program: You will be eligible to receive a cash bonus of up to $100,000 per year. Your bonus amount will be predicated upon on the Company achieving its fiscal year budget for each eligible year and other specific milestones to be agreed upon between you and the Company’s Chief Executive Officer.

IPO/Change in Control Cash Bonus Amount: In addition to any other cash bonuses you may be eligible for, $1,000,000 shall be payable to you in cash upon the occurrence of a change in control or effectiveness of an Initial Public Offering of the Company. A change in control shall be defined as set forth in the Company’s equity incentive plan.

Equity Incentive Award: You will be granted 5,000 options to acquire Montrose common stock under the Company’s equity incentive program following the first quarterly board meeting after your commencement date. The options shall vest over a four year period, with 50% vesting at the second anniversary of the vesting start date and the remaining 50% vesting at the fourth anniversary of the vesting start date. The options shall fully accelerate upon a change in control of the Company as set forth in the Montrose Environmental Group, Inc. 2013 Amended and Restated Stock Option Plan.

Trial Period

During the first three (3) months of employment, you are in your trial period with the Company. This means that you or we may end your employment at any time, with or without notice. Upon commencement of your employment with the Company, you will be eligible for paid time off from the Company for rest and relaxation, vacation travel

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com and other personal and family needs per the guidelines set forth in the Routine Time Off Policy. Because this “flex” time policy does not have pre-determined limits or caps on the amount of routine time off an employee can take (subject to the satisfaction of job duties), you will no longer be accruing a fixed amount of PTO or vacation. The goal of this policy is to foster a culture of mutual trust, flexibility and accountability.

In addition to participating in the Routine Time Off Policy, you will receive a lump-sum grant of 56 hours of paid sick leave for the 2016 calendar year on July 1, 2016. Any days of sick leave you have not utilized by December 31, 2016 will be eliminated and you will be issued a new lump sum grant of 56 hours on January 1, 2017 for calendar year 2017.

Please refer to the Company’s description of the Routine Time Off and paid sick leave policies for additional details.

Benefits

In addition to your compensation, you will be eligible to receive the benefits which are offered to Montrose employees. These benefits are described in the enclosed materials.

Start Date of Employment

You should expect to commence employment no later than August 29, 2016.

Employment Policies

On your first day of employment, you will receive a copy of the employee handbook, which describes the Company’s policies and procedures that will govern certain aspects of your employment. Please be sure to review the handbook and sign and return the acknowledgement of receipt page at the end of the handbook. These policies may be updated from time to time.

Job Offer Contingencies

This offer of employment is conditional upon the following:

I.

You providing Montrose with evidence of your U.S. citizenship or proof of your legal right to live and work in this country. (See enclosed list of appropriate documents as described on the Department of Homeland Security, Form 1-9.) We are required by federal law to examine documentation of your employment eligibility. Note: This Company participates in e-verify.

II.

Because driving of company vehicles may be a requirement of the job, you must present to the Company your current driver’s license. The license and your driving record must be acceptable to our insurance company.

III.	Passing of the following screenings and checks, subject to Montrose’s discretion, will be required:

a.	A pre-employment drug screening;

b.	Montrose receiving references which it determines are satisfactory; and

c.	Background or credit checks.

IV.

Depending on your job-specific requirements, a physical capacity examination may be required. Montrose must receive a full release to work or set of limitations, if applicable, in writing, by the examining physician stating that you can fulfill all essential job duties with or without reasonable accommodation.

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com

It is important that you bring the correct documents, listed in items I and II, on your first day of active service with Montrose. You cannot begin your employment until requirements I-III outlined above are satisfied.

Please be aware that, as permitted by applicable law, the Company is an at-will employer and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

We look forward to welcoming you to Montrose. This offer of employment, if not previously accepted by you, will expire seven days from the date of this letter. Please confirm your acceptance of this offer by signing and returning a copy of this letter to:

Human Resources

Montrose Environmental Group, Inc.

1 Park Plaza, Suite 1000

Irvine, CA 92614

hr@montrose-env.com

Should you have any questions about starting with the Company, please do not hesitate to contact me or a representative from the Human Resources Department (hr@montrose-env.com).

Sincerely,

/s/ Yvonne Senouci

Yvonne Senouci

Vice President, Human Resources

Montrose Environmental Group, Inc.

Agreed and acceptance of Montrose Offer Letter

Signature:	/s/ Allan Dicks
Allan Dicks

Date:	8/8/2016

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com